Exhibit 4.2

SAFEHOLD OPERATING PARTNERSHIP LP,

SAFEHOLD INC.,
AS GUARANTOR,

AND

U.S. BANK NATIONAL ASSOCIATION,
AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF MAY 7, 2021

TO INDENTURE DATED MAY 7, 2021

$400,000,000

OF

2.800% SENIOR NOTES DUE 2031

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Article VII. DEFAULTS AND REMEDIES	25

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THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) is entered into as of May 7, 2021 among Safehold Operating Partnership LP, a Delaware limited partnership (the “Company”), Safehold Inc., a Maryland corporation, as guarantor (the “Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company has delivered to the Trustee an Indenture, dated as of May 7, 2021 (the “Base Indenture”), providing for the issuance by the Company from time to time of Securities in one or more Series;

WHEREAS, Section 2.2 of the Base Indenture provides for various matters with respect to any Series of Securities issued under the Base Indenture to be established in an indenture supplemental to the Base Indenture;

WHEREAS, each of the Company and the Guarantor desires to execute this First Supplemental Indenture to establish the form and to provide for the issuance of a Series of the Company’s senior notes designated as 2.800% Senior Notes due 2031 (the “Notes”), in an initial aggregate principal amount of $400,000,000;

WHEREAS, the board of directors of the Guarantor, on behalf of the Guarantor and in its capacity as sole member of the general partner of the Company, has duly adopted resolutions authorizing the Company and the Guarantor to execute and deliver this First Supplemental Indenture; and

WHEREAS, all of the other conditions and requirements necessary to make this First Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

THEREFORE, for and in consideration of the premises and the purchase of the Series of Securities provided for herein by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Securities of such Series, as follows:

Article I.

RELATION TO BASE INDENTURE; DEFINITIONS

Section 1.1         Relation to Base Indenture.

This First Supplemental Indenture constitutes an integral part of the Base Indenture. Notwithstanding any other provision of this First Supplemental Indenture, all provisions of this First Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes.

Section 1.2         Definitions.

For all purposes of this First Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a)	Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture; and

(b)	All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this First Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under the Indenture in accordance with Sections 2.3, 2.7 and 6.1 hereof, as part of the same series as the Initial Notes.

“Adjusted Treasury Rate” means, with respect to any Redemption Date: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Adjusted Treasury Rate shall be calculated by the Company on the third Business Day preceding the date the notice of redemption is given. In the case of a satisfaction and discharge, such rates shall be determined as of the date of the deposit with the Trustee.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Authentication Order” means a Company Order to the Trustee to authenticate and deliver the Notes, signed in the name of the Company by an Officer of the Guarantor.

“Bankruptcy Law” shall have the meaning ascribed thereto in Section 7.1.

“Business Day” means any day, other than a Saturday or Sunday, or any other day on which banking institutions in New York, New York or the place of payment are not authorized or obligated by law or executive order to close.

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“Clearstream” means Clearstream Banking, Société Anonyme.

“Company Order” means a written order signed in the name of the Company by an Officer of the Guarantor.

“Comparable Treasury Issue” means, with respect to any Redemption Date, the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the Remaining Life of the Notes to be redeemed, calculated as if the maturity date for such notes were the Par Call Date, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Debt” means, without duplication, with respect to any Person, any indebtedness of such Person in respect of:

(a)	borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(b)	indebtedness secured by any Lien on any property or asset owned by such Person, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by the board of directors of such Person or, in the case of the Company and a subsidiary, by the Guarantor’s board of directors or a duly authorized committee thereof) of the property subject to such Lien;

(c)	reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes (i) an accrued expense, (ii) trade accounts payable in the ordinary course of business and (iii) any deferred purchase price until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(d)	any lease of property by such Person as lessee which is required to be reflected on such Person’s balance sheet as a finance lease in accordance with GAAP; provided, however, that in the case of this clause, Debt excludes operating lease liabilities on a Person’s balance sheet in accordance with GAAP;

(e)	net obligations of such Person under any Swap Contract;

(f)	any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet in accordance with GAAP;

(g)	all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; or

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(h)	the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

Debt also includes, to the extent not otherwise included, any non-contingent obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another Person (it being understood that Debt shall be deemed to be incurred by such Person whenever such Person shall create, assume, guarantee (on a non-contingent basis) or otherwise become liable in respect thereof). Notwithstanding the foregoing, with respect to the Company, the Guarantor or any Subsidiary, the term “Debt” shall not include Permitted Non-Recourse Guarantees of the Company, the Guarantor or any Subsidiary until such time as they become primary obligations of, and payments are due and required to be made thereunder by, the Company, the Guarantor or any Subsidiary.

“Defaulted Interest” shall have the meaning ascribed thereto in Section 2.5.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 3.2, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes, The Depository Trust Company and any successor thereto.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.

“Event of Default” shall have the meaning ascribed thereto in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as used in the United States applied on a consistent basis as in effect from time to time.

“Global Note Legend” means the legend set forth in Section 3.2(f), which is required to be placed on all Global Notes issued under the Indenture.

“Global Notes” means, individually and collectively, each of the Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with the Indenture.

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“Holders” shall have the meaning ascribed thereto in Section 2.4.

“Indenture” means the Base Indenture, as supplemented by this First Supplemental Indenture, and as further supplemented, amended or restated.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $400,000,000 aggregate principal amount of Notes issued under this First Supplemental Indenture on the date hereof.

“Interest” means, when used with reference to the Notes, any interest payable under the terms of the Notes.

“Interest Payment Date” shall have the meaning ascribed thereto in Section 2.4.

“Lien” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement or other encumbrance of any kind property by such Person as lessee which is reflected on such Person’s balance sheet as a financing lease in accordance with GAAP.

“Non-Recourse Debt” means Debt of a Subsidiary of the Company or the Guarantor (or an entity in which the Company is the general partner or managing member) that is directly or indirectly secured by real estate assets or other real estate-related assets (including equity interests) of a Subsidiary of the Company or the Guarantor (or entity in which the Company is the general partner or managing member) that is the borrower and is non-recourse to the Company or the Guarantor or any Subsidiary of the Company or the Guarantor (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the Subsidiary of the Company (or entity in which the Company is the general partner or managing member) that is the borrower); provided, further, that, if any such Debt is partially recourse to the Company or the Guarantor or any Subsidiary of the Company or the Guarantor (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the Subsidiary of the Company or the Guarantor (or entity in which the Company is the general partner or managing member) that is the borrower) and therefore does not meet the criteria set forth above, only the portion of such Debt that does meet the criteria set forth above shall constitute “Non-Recourse Debt”; provided further, that, recourse to the Company or the Guarantor or any Subsidiary of the Company or the Guarantor for any such Debt for fraud, misrepresentation, misapplication of cash, waste, bankruptcy, unpermitted transfers, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements or carve-out guarantees in non-recourse financing of real estate, including any customary carve- outs included in ground leases, shall not, by itself, prevent such Debt from being characterized as Non- Recourse Debt.

“Note Guarantee” means the Guarantee by the Guarantor of the Company’s obligations under the Indenture and the Notes, executed pursuant to the provisions of this First Supplemental Indenture.

“Notes” has the meaning assigned to it in the preamble to this First Supplemental Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

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“Officer” means any Chief Executive Officer, the President, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer or any Assistant Treasurer, the Secretary or any Assistant Secretary, and any Vice President of the Guarantor.

“Officer’s Certificate” means a certificate signed by any Officer of the Guarantor on behalf of the Company or the Guarantor, as applicable.

“Opinion of Counsel” means a written opinion of legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Guarantor.

“Par Call Date” means March 15, 2031.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and with respect to the Depositary Trust Company, shall include Euroclear and Clearstream).

“Permitted Non-Recourse Guarantees” means customary completion or budget guarantees or indemnities (including by means of separate indemnification agreements and carve-out guarantees) provided under Non-Recourse Debt in the ordinary course of business by the Company or the Guarantor or any Subsidiary of the Company or the Guarantor in financing transactions that are directly or indirectly secured by real estate assets or other real estate-related assets (including equity interests) of a Subsidiary of the Company or the Guarantor (or entity in which the Company is the general partner or managing member), in each case that is the borrower in such financing, but is non-recourse to the Company or the Guarantor or any of the Company’s or the Guarantor’s other Subsidiaries, except for customary completion or budget guarantees or indemnities (including by means of separate indemnification agreements or carve-out guarantees) as are consistent with customary industry practice (such as fraud, misrepresentation, misapplication of cash, waste, bankruptcy, unpermitted transfers, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or separate indemnification agreements or carve-out guarantees in non-recourse financing of real estate, including any customary carve-outs included in ground leases).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer.

“Pro Rata Share” means, with respect to (i) any Wholly-Owned Subsidiary of the Company, 100%, and with respect to any other Subsidiary of the Company, the percentage interest held by the Company, directly or indirectly, in such joint venture determined by calculating the percentage of the equity interests of such joint venture owned by the Company and/or one or more of its Subsidiaries.

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“Quotation Agent” means, with respect to any Redemption Date, the Reference Treasury Dealer appointed by the Company.

“Record Date” shall have the meaning ascribed thereto in Section 2.4.

“Redemption Date” means, with respect to any Note or portion thereof to be redeemed in accordance with the provisions of Section 4.1, the date fixed for such redemption in accordance with the provisions of Section 4.1.

“Redemption Price” shall have the meaning ascribed thereto in Section 4.1.

“Reference Treasury Dealer” means, with respect to any Redemption Date, each of (1) Goldman Sachs & Co. LLC, (2) J.P. Morgan Securities LLC, (3) BofA Securities, Inc. or (4) any one other Primary Treasury Dealer selected by the Company; provided, however, that if any of the Reference Treasury Dealers referred to in clause (1), (2) or (3) above ceases to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding the notice of such Redemption Date.

“Remaining Life” means, with respect to any Notes to be redeemed, the remaining term of such Notes, calculated as if the maturity date of such Notes were the Par Call Date.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Significant Subsidiary” means, on any date of determination, each Subsidiary or group of Subsidiaries of the Guarantor whose total assets as of the last day of the then most recently ended fiscal quarter were equal to or greater than 5% of the Total Asset Value at such time (it being understood that all such calculations shall be determined in the aggregate for all Subsidiaries of the Guarantor subject to any of the events specified in Sections 7.1(d) and 7.1(f).

“Subsidiary” means, with respect to the Company or the Guarantor, any Person (excluding an individual), a majority of the outstanding voting stock, partnership interests, membership interests or other equity interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or the Guarantor, as the case may be, or by one or more other Subsidiaries of the Company or the Guarantor, as the case may be. For the purposes of this definition, “voting stock, partnership interests, membership interests or other equity interests” means stock or interests having voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of stock or interests has such voting power by reason of any contingency.

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“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Total Asset Value” means, as of any date, the Pro Rata Share of the following:

(a)	the aggregate amount of cash and cash equivalents (as defined in accordance with GAAP) owned by the Company and its Subsidiaries; plus

(b)	an amount equal to the aggregate undepreciated book value of all other assets owned by the Company and its Subsidiaries, as adjusted in accordance with GAAP to reflect impairment charges, write-downs and losses, owned on such date.

“Total Unencumbered Assets” means the sum of, without duplication:

(a)	those Undepreciated Real Estate Assets which are not subject to a Lien securing Debt; and

(b)	all other assets (excluding non-lease intangibles and accounts receivable other than straight-line receivables and lease receivables) of the Company and its Subsidiaries not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with GAAP to reflect impairment charges and write-downs; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of the covenant set forth in Section 6.1, all investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities, shall be excluded from Total Unencumbered Assets.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets, right-of-use assets associated with leases of property required to be reflected as finance leases on the balance sheet of the Company and its Subsidiaries in accordance with GAAP and related intangibles of the Company and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with GAAP; provided, however, that “Undepreciated Real Estate Assets” shall not include right-of-use assets associated with leases of property required to be reflected as operating leases on the balance sheet of the Company and its Subsidiaries in accordance with GAAP.

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“Uniform Fraudulent Conveyance Act” means any applicable federal, provincial or state fraudulent conveyance legislation and any successor legislation.

“Uniform Fraudulent Transfer Act” means any applicable federal, provincial or state fraudulent transfer legislation and any successor legislation.

“Unsecured Debt” means Debt of the Company or any of its Subsidiaries which is not secured by a Lien on any property or assets of the Company or any of its Subsidiaries.

“Wholly-Owned Subsidiary” means, with respect to the Company or the Guarantor, any Person (excluding an individual), 100% of the outstanding shares of stock or other equity interests of which are owned and controlled, directly or indirectly, by the Company or the Guarantor, as the case may be, or by one or more other Subsidiaries of the Company or the Guarantor, as the case may be.

Article II.

TERMS OF THE SECURITIES

Section 2.1        Title of the Securities.

There shall be a Series of Securities designated the “2.800% Senior Notes due 2031.”

Section 2.2        Price.

The Initial Notes shall be issued at a public offering price of 99.127% of the principal amount thereof, other than any offering discounts pursuant to the initial offering and resale of the Notes.

Section 2.3        Limitation on Initial Aggregate Principal Amount; Further Issuances.

The aggregate principal amount of the Notes initially shall be limited to $400,000,000. The Company may, without notice to or consent of the Holders, issue Additional Notes from time to time in the future in an unlimited principal amount, subject to compliance with the terms of the Indenture.

Nothing contained in this Section 2.3 or elsewhere in this First Supplemental Indenture, or in the Notes, is intended to or shall limit execution by the Company or authentication or delivery by the Trustee of Notes under the circumstances contemplated by Sections 2.7, 2.8, 2.11, 3.6 or 9.6 of the Base Indenture.

Section 2.4        Interest and Interest Rates; Stated Maturity of Notes.

(a)          The Notes shall bear interest at the rate of 2.800% per year. Interest on the Notes will accrue from May 7, 2021 and will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2021 (each such date being an “Interest Payment Date”), to the persons in whose names the Notes are registered in the security register (the “Holders”) on the preceding June 1 or December 1, whether or not a Business Day, as the case may be (each such date being a “Record Date”). Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

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(b)          If any Interest Payment Date, Stated Maturity or Redemption Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due and no interest shall accrue on the amount so payable for the period from and after that Interest Payment Date, Stated Maturity or Redemption Date, as the case may be, until the next Business Day.

(c)          The Stated Maturity of the Notes shall be June 15, 2031.

Section 2.5        Method of Payment.

Principal, premium, if any, and interest shall be payable at the designated corporate trust office of the Trustee, initially located at 100 Wall Street, 6th Floor, New York, NY 10005. The Company shall pay interest (i) on any Notes in certificated form by check mailed to the address of the person entitled thereto; provided, however, that a Holder of any Notes in certificated form in the aggregate principal amount of more than $2,000,000 may specify by written notice to the Company (with a copy to the Trustee) that it pay interest by wire transfer of immediately available funds to the account specified by the Holder in such notice, or (ii) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee. Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder registered as such on the relevant Record Date, and such Defaulted Interest shall be paid by the Company, at its election in each case, as provided in Clause (a) or (b) below:

(a)            The Company may elect to make payment of any Defaulted Interest to the persons in whose names the Notes are registered at 5:00 p.m., New York City time, on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment (which shall be not less than 25 calendar days after the receipt by the Trustee of such notice, unless the Trustee shall agree to an earlier date), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount to be paid in respect of such Defaulted Interest or shall make arrangements reasonably satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the persons entitled to such Defaulted Interest as in this Clause provided. Thereupon the Company shall fix a special record date for the payment of such Defaulted Interest which shall be not more than 15 calendar days and not less than 10 calendar days prior to the date of the proposed payment, and not less than 10 calendar days after the receipt by the Trustee of the notice of the proposed payment (unless the Trustee shall agree to an earlier date). The Company shall promptly notify the Trustee in writing of such special record date and shall cause notice of the proposed payment of such Defaulted Interest and the special record date therefor to be sent to each Holder at its address as it appears in the register, not less than 10 calendar days prior to such special record date. Notice of the proposed payment of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the persons in whose names the Notes are registered at 5:00 p.m., New York City time, on such special record date and shall no longer be payable pursuant to the following Clause (b) of this Section 2.5.

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(b)            The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Section 2.6         Currency.

Principal and interest on the Notes shall be payable in U.S. Dollars.

Section 2.7         Additional Notes.

The Company will be entitled, without the consent of any Holders of the Notes, upon delivery of an Officer’s Certificate, Opinion of Counsel and Authentication Order to the Trustee, and subject to its compliance with Section 6.1, to issue Additional Notes under the Indenture that will have identical terms to the Initial Notes issued on the date of the Indenture other than with respect to the date of issuance and issue price; provided, however, that if such Additional Notes will not be fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number. Such Additional Notes will rank equally and ratably in right of payment and will be treated as a single series for all purposes under the Indenture.

With respect to any Additional Notes, the Company will set forth in a resolution of the board of directors of the Guarantor acting on behalf of the Company and an Officer’s Certificate, a copy of each of which will be delivered to the Trustee, the following information:

(a)           the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to the Indenture; and

(b)           the issue price, the issue date and the CUSIP number of such Additional Notes.

Section 2.8         Redemption.

The Notes may be redeemed at the option of the Company prior to the Stated Maturity as provided in Article IV.

Section 2.9         No Sinking Fund.

The provisions of Article XI of the Base Indenture shall not be applicable to the Notes.

Section 2.10         Registrar and Paying Agent.

The Trustee shall initially serve as Registrar and Paying Agent for the Notes.

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Article III.

FORM OF THE SECURITIES

Section 3.1         Global Form.

The Notes shall initially be issued in the form of one or more fully registered Global Notes that will be deposited with, or on behalf of the Depositary, and registered in the name of the Depositary or its nominee, as the case may be, subject to Sections 2.7 and 2.14 of the Base Indenture. So long as the Depositary, or its nominee, is the registered owner of the Global Note, the Depositary or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by the Global Note for all purposes under the Indenture.

The Notes shall not be issuable in definitive form except as provided in Section 3.2(a) of this First Supplemental Indenture. The Notes and the Trustee’s certificate of authentication shall be substantially in the form attached as Exhibit A hereto. The Company shall execute and the Trustee shall, in accordance with Section 2.3 of the Base Indenture, authenticate and hold each Global Note as custodian for the Depositary. Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Registrar or the custodian, at the direction of the Trustee. The terms and provisions contained in the form of Note attached as Exhibit A hereto shall constitute, and are hereby expressly made, a part of the Indenture and, to the extent applicable, the Company, the Guarantor and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Participants of the Depositary shall have no rights either under the Indenture or with respect to the Global Notes. The Depositary or its nominee, as applicable, may be treated by the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee as the absolute owner and Holder of such Global Notes for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or its nominee, as applicable, or impair, as between the Depositary and its participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

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Section 3.2            Transfer and Exchange.

(a)            Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1)            the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary; or

(2)            the Company, at its option, determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3)            upon request from the Depositary if there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee in writing. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.8 and 2.11 of the Base Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 3.2 or Section 2.8 and 2.11 of the Base Indenture, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 3.2(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 3.2(b) or (c).

(b)            Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of the Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)            Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 3.2(b)(1).

(2)            All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 3.2(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

both:

(A)            a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

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(B)            instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

both:

(C)            a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(D)            instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (b)(1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this First Supplemental Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 3.2(g).

(c)            Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 3.2(b)(2) and written notice to the Trustee, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 3.2(g) hereof, and the Company will execute and, upon the receipt of an Authentication Order, the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 3.2(c) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d)            Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes. If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to the previous sentence at a time when a Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 3.2, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

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(e)            Transfer and Exchange of Definitive Notes for Definitive Notes. Upon the written request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 3.2(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form reasonably satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 3.2(e). A Holder of Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of a Definitive Note. Upon receipt of a written request to register such a transfer, the Registrar shall register the Definitive Notes pursuant to the instructions from the Holder thereof.

(f)            Legend. Each Global Note issued under the Indenture, unless specifically stated otherwise in the applicable provisions of the Indenture, will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE FIRST SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.2 OF THE FIRST SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.2(a) OF THE FIRST SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF SAFEHOLD OPERATING PARTNERSHIP LP UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

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(g)            Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)            General Provisions Relating to Transfers and Exchanges.

(1)            To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order or at the Registrar’s request.

(2)            No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11 and 9.6 of the Base Indenture and Section 4.3 of this First Supplemental Indenture).

(3)            The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)            All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

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(5)            Neither the Registrar nor the Company will be required:

(A)            to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business fifteen days before the delivery of a notice of redemption of the notes selected for redemption under Article IV and ending at the close of business on the day of such delivery;

(B)            to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)            to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(6)            Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and premium, if any, interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7)            The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 3.1 hereof.

(8)            All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 3.2 to effect a registration of transfer or exchange may be submitted by facsimile.

(i)            In connection with any proposed transfer outside the book-entry system, there shall be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may conclusively rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(j)            None of the Trustee or any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

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(k)            None of the Trustee or any Agent shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of optional redemption) or the payment of any amount, under or with respect to such Notes.

Article IV.

REDEMPTION OF NOTES

The provisions of Article III of the Base Indenture, as amended by the provisions of this First Supplemental Indenture, shall apply to the Notes.

Section 4.1          Optional Redemption of Notes.

The Company shall have the right to redeem the Notes at its option and in its sole discretion at any time or from time to time prior to the Par Call Date, in whole or in part, at a redemption price (the “Redemption Price”) in cash calculated by the Company and equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if the Notes matured on the Par Call Date (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 20 basis points (0.20%), plus, in each case, accrued and unpaid interest thereon to, but not including, the Redemption Date; provided, however, that if the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Company will pay the full amount of accrued and unpaid interest, if any, on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date (instead of the Holder surrendering its Notes for redemption). Notwithstanding the foregoing, if the Notes are redeemed on or after the Par Call Date, the Redemption Price in cash will be equal to 100% of the principal amount of the Notes being redeemed plus unpaid interest, if any, accrued thereon to, but not including, the Redemption Date. The Company shall not redeem the Notes pursuant to this Section 4.1 if on any date the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded or cured on or prior to such date.

Section 4.2          Notice of Optional Redemption, Selection of Notes.

(a)            In case the Company shall desire to exercise the right to redeem all or, as the case may be, any part of the Notes pursuant to Section 4.1, it shall fix a date for redemption and it or, at its written request received by the Trustee not fewer than five Business Days prior (or such shorter period of time as may be acceptable to the Trustee) to the date the notice of redemption is to be sent, the Trustee in the name of and at the expense of the Company, shall mail or cause to be mailed, or sent by electronic transmission, a notice of such redemption not fewer than fifteen calendar days but not more than sixty calendar days prior to the Redemption Date to each Holder of Notes to be redeemed at its last address as the same appears on the Register; provided that if the Company makes such request of the Trustee, it shall, together with such request, also give written notice of the Redemption Date to the Trustee, provided further that the text of the notice shall be prepared by the Company. Such mailing shall be by first class mail or by electronic transmission. The notice, if sent in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or electronic submission or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

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(b)            Each such notice of redemption shall specify: (i) the aggregate principal amount of Notes to be redeemed, (ii) the CUSIP number or numbers of the Notes being redeemed, (iii) the Redemption Date (which shall be a Business Day), (iv) the Redemption Price at which Notes are to be redeemed, (v) the place or places of payment and that payment will be made upon presentation and surrender of such Notes and (vi) that interest accrued and unpaid to, but excluding, the Redemption Date will be paid as specified in said notice, and that on and after said date interest thereon or on the portion thereof to be redeemed will cease to accrue. If fewer than all the Notes are to be redeemed, the notice of redemption shall identify the Notes to be redeemed (including CUSIP numbers, if any). In case any Note is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed and shall state that, on and after the Redemption Date, upon surrender of such Note, a new Note or Note in principal amount equal to the unredeemed portion thereof will be issued.

(c)            On or prior to the Redemption Date specified in the notice of redemption given as provided in this Section 4.2, the Company will deposit with the Paying Agent (or, if the Company is acting as its own Paying Agent, set aside, segregate and hold in trust as provided in Section 2.5 of the Base Indenture) an amount of money in immediately available funds sufficient to redeem on the Redemption Date all the Notes (or portions thereof) so called for redemption at the appropriate Redemption Price; provided that if such payment is made on the Redemption Date, it must be received by the Paying Agent, by 11:00 a.m., New York City time, on such date. The Company shall be entitled to retain any interest, yield or gain on amounts deposited with the Paying Agent pursuant to this Section 4.2 in excess of amounts required hereunder to pay the Redemption Price (it being acknowledged that the Trustee has no obligation to invest any such deposit).

(d)            If less than all of the outstanding Notes are to be redeemed, the Trustee will select, on a pro rata basis, by lot or such other method it deems fair and appropriate or as required by the Depositary for Global Notes, subject to Applicable Procedures (in the case of Global Notes), the Notes or portions thereof of the Global Notes or the Notes in certificated form to be redeemed (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof). The Notes (or portions thereof) so selected for redemption shall be deemed duly selected for redemption for all purposes hereof.

Section 4.3          Payment of Notes Called for Redemption by the Company.

(a)            If notice of redemption has been given as provided in Section 4.2, the Notes or portion of Notes with respect to which such notice has been given shall become due and payable and if the Paying Agent holds funds sufficient to pay the Redemption Price of the Notes on the Redemption Date and at the place or places stated in such notice at the Redemption Price, and unless the Company defaults in the payment of the Redemption Price, then on and after such date (i) interest will cease to accrue on any Notes called for redemption at the Redemption Date, (ii) on and after the Redemption Date (unless the Company defaults in the payment of the Redemption Price) such Notes shall cease to be entitled to any benefit or security under the Indenture and (iii) the Holders thereof shall have no right in respect of such Notes except the right to receive the Redemption Price thereof. On presentation and surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof shall be paid and redeemed by the Company at the Redemption Price, together with interest accrued thereon to, but excluding, the Redemption Date. Such will be the case whether or not book-entry transfer of the Notes in book-entry form is made and whether or not the Notes in certificated form, together with necessary endorsements, are delivered to the Paying Agent; provided, however, if the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Company will pay the full amount of accrued and unpaid interest and premium, if any, due on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date.

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(b)            Upon presentation of any Note redeemed in part only, the Company shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new Note or Notes, of authorized denominations, in principal amount equal to the unredeemed portion of the Notes so presented.

Article V.

GUARANTEE

Sections 5.1, 5.2 and 5.3 hereof shall replace Sections 12.1, 12.2 and 12.3 of the Base Indenture with respect to the Notes and the Note Guarantee.

Section 5.1          Note Guarantee.

(a)            Subject to this Article 5, the Guarantor hereby fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, that:

(1)            the principal of, premium, if any, and interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company under the Indenture or the Notes, and interest, if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee under the Indenture or the Notes (including fees and expenses of counsel) will be promptly paid in full or performed, all in accordance with the terms under the Indenture or the Notes; and

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(2)            in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantor will be obligated to pay the same immediately. The Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)            The Guarantor hereby agrees that its obligations under the Indenture and the Notes are full and unconditional, irrespective of the validity, regularity or enforceability of the Indenture or the Notes, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions of the Indenture or the Notes, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor. The Guarantor hereby agrees that in the event of a default in payment of the principal of or interest on the Notes entitled to the Guarantee, whether at the Stated Maturity or upon acceleration, call for redemption or otherwise, legal proceedings may be instituted by the Trustee on behalf of the Holders or, subject to Section 6.7 of the Base Indenture, by the Holders, on the terms and conditions set forth in the Indenture, directly against the Guarantor to enforce the Guarantee without first proceeding against the Company. The Guarantor hereby (i) waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever, (ii) acknowledges that any agreement, instrument or document evidencing the Guarantee may be transferred and that the benefit of its obligations hereunder shall extend to each holder of any agreement, instrument or document evidencing the Guarantee without notice to it and (iii) covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Indenture and the Notes.

(c)            If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantor, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)            The Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VII for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article VII, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantor for the purpose of this Note Guarantee.

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Section 5.2         Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 5.1, the Guarantor hereby agrees that this First Supplemental Indenture will be executed on its behalf by one of its Officers. If an Officer whose signature is on this First Supplemental Indenture no longer holds that office at the time the Trustee authenticates the Note on which the Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless. The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this First Supplemental Indenture on behalf of the Guarantor.

Section 5.3         Limitation of Guarantor’s Liability.

The Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor will be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the obligations of the Guarantor under its Note Guarantee constituting a fraudulent transfer or conveyance.

Section 5.4         Application of Certain Terms and Provisions to the Guarantor.

(a)            For purposes of any provision of the Indenture which provides for the delivery by the Guarantor of an Officer’s Certificate and/or an Opinion of Counsel, the definitions of such terms in Section 1.2 shall apply to the Guarantor as if references therein to the Company or the Guarantor, as applicable, were references to the Guarantor.

(b)            Any notice or demand which by any provision of the Indenture is required or permitted to be given or served by the Trustee or by the Holders of Notes to or on the Guarantor may be given or served as described in Section 10.2 of the Base Indenture as if references therein to the Company were references to the Guarantor.

(c)            Upon any demand, request or application by the Guarantor to the Trustee to take any action under the Indenture, the Guarantor shall furnish to the Trustee such Officer’s Certificate and Opinion of Counsel as are required in Section 10.1 as if all references therein to the Company were references to the Guarantor.

Article VI.

ADDITIONAL COVENANTS

The covenants set forth in Sections 4.3 and 4.4 of the Base Indenture and the following additional covenants shall apply with respect to the Notes so long as any of the Notes remain outstanding:

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Section 6.1          Maintenance of Total Unencumbered Assets.

The Company will not have at any time Total Unencumbered Assets of less than 125% of the aggregate principal amount of all of the Company’s and its Subsidiaries’ outstanding Unsecured Debt determined on a consolidated basis in accordance with GAAP.

For purposes of this Section 6.1, Debt shall be deemed to be “incurred” by the Company or any of its Subsidiaries whenever the Company or such Subsidiary shall create, assume, guarantee (on a non-contingent basis) or otherwise become liable in respect thereof.

Section 6.2        Existence.

Except as permitted by Section 6.3, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect the existence, rights, both charter and statutory, and franchises of the Company and the Guarantor will do or cause to be done all things necessary to preserve and keep in full force and effect the existence, rights, both charter and statutory, and franchises of the Guarantor; provided, however, that neither the Company nor the Guarantor will be required to preserve any right or franchise if the Guarantor’s board of directors (or any duly authorized committee of that board of directors) determines that the preservation of the right or franchise is no longer desirable in the conduct of the Company or the Guarantor’s business.

Section 6.3          Merger, Consolidation or Sale.

The Company and the Guarantor may consolidate with, or sell, lease or convey all or substantially all of the Company’s or the Guarantor’s respective assets to, or merge with or into, any other entity, provided that the following conditions are met:

(a)            the Company or the Guarantor, as the case may be, shall be the continuing entity, or the successor entity (if other than Company or the Guarantor, as the case may be) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be domiciled in the United States, any state thereof or the District of Columbia and, in the case of the Company, shall expressly assume by supplemental indenture payment of the principal of and premium, if any, and interest on all of the Notes and the due and punctual performance and observance of all of the covenants and conditions in the Indenture or in the case of the Guarantor, shall expressly assume by supplemental indenture the payment of all amounts due under the Note Guarantee and the due and punctual performance and observance of all of the covenants and conditions of the Guarantor in the Indenture and the Note Guarantee, as the case may be;

(b)            immediately after giving effect to the transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

(c)            an Officer’s Certificate and Opinion of Counsel, each stating that the conditions precedent relating to such supplemental indenture have been met, such supplemental indenture is permitted under the indenture and such supplemental indenture is the valid legal and binding obligation of the surviving entity, shall be delivered to the Trustee.

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In the event of any transaction described in and complying with the conditions listed in this Section 6.3, but not a lease, in which the Company and/or the Guarantor are not the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of the Company and/or the Guarantor, and the Company and/or the Guarantor shall be discharged from its or their obligations under the Notes and the Indenture.

Section 6.4          Payment of Taxes and Other Claims.

Each of the Company and the Guarantor will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed on it or any of its Subsidiaries or on its or any such Subsidiary’s income, profits or property and all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon its property or the property of any of its Subsidiaries; provided, however, that neither the Company nor the Guarantor will be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith.

Section 6.5          Provision of Financial Information.

For so long as the Notes are outstanding, if at any time the Guarantor is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will, at the Company’s option, either (i) post on a publicly available website, (ii) post on IntraLinks or any comparable password protected online data system requiring user identification and a confidentiality acknowledgement (a “Confidential Datasite”), or (iii) deliver to the Trustee and the Holders of the Notes within 15 days of the filing date that would be applicable to a non-accelerated filer at that time pursuant to applicable SEC rules and regulations, the quarterly and audited annual financial statements and accompanying “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that would have been required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, had the Company been subject to such Exchange Act reporting requirements. The Trustee shall have no obligation to determine whether or not such reports, information, statements or documents have been filed, posted or delivered. Delivery of such reports, information, statements and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the Company’s covenants under the Indenture, as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate. If the Company elects to furnish such reports via a Confidential Datasite, access to the Confidential Datasite will be provided upon request to Holders, beneficial owners of and bona fide potential investors in the Notes.

Reports, information and documents filed with the SEC via the EDGAR system will be deemed to be delivered to the Trustee as of the time of such filing via EDGAR for purposes of this covenant; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed via EDGAR. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Guarantor’s compliance with any of its covenants relating to the Notes (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

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Article VII.

DEFAULTS AND REMEDIES

Sections 7.1 and 7.2 hereof shall replace Sections 6.1 and 6.2 of the Base Indenture with respect to the Notes only.

Section 7.1          Events of Default.

“Event of Default,” wherever used herein or in the Base Indenture with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)	default for 30 days in the payment of any installment of interest under the Notes;

(b)	default in the payment of the principal amount or Redemption Price due with respect to the Notes, when the same becomes due and payable;

(c)	failure by the Company or the Guarantor to comply with any of the Company’s or the Guarantor’s respective other agreements in the Notes, the Note Guarantee or the Indenture with respect to the Notes upon receipt by the Company of notice of such default by the Trustee or by Holders of at least 25% in principal amount of the Notes then outstanding and the Company’s failure to cure (or obtain a waiver of) such default within 60 days after it receives such notice;

(d)	failure to pay any Debt (other than Non-Recourse Debt) for monies borrowed by the Company, the Guarantor or any of their respective Significant Subsidiaries in an outstanding principal amount in excess of $60,000,000 at final maturity or upon acceleration after the expiration of any applicable grace period, which Debt (other than Non-Recourse Debt) is, or has become, the primary obligation of the Company or the Guarantor and is not discharged, or such default in payment or acceleration is not cured or rescinded, within 60 days after written notice to the Company from the Trustee (or to the Company and the Trustee from Holders of at least 25% in principal amount of the outstanding Notes);

(e)	the Note Guarantee ceases to be in full force and effect or is declared null and void in a judicial proceeding or the Guarantor denies or disaffirms its obligations under this Indenture or the Note Guarantee; or

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(f)	the Company, the Guarantor or any of their respective Significant Subsidiaries pursuant to or under or within meaning of any Bankruptcy Law:

(i)	commences a voluntary case or proceeding seeking liquidation, reorganization or other relief with respect to the Company, the Guarantor or any such Significant Subsidiary or its debts or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company, the Guarantor or any such Significant Subsidiary or any substantial part of the property of the Company, the Guarantor or any such Significant Subsidiary; or

(ii)	consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Company, the Guarantor or any such Significant Subsidiary; or

(iii)	consents to the appointment of a custodian of it or for all or substantially of its property; or

(iv)	makes a general assignment for the benefit of creditors; or

(g)	an involuntary case or other proceeding shall be commenced against the Company, the Guarantor or any of their respective Significant Subsidiaries seeking liquidation, reorganization or other relief with respect to the Company, the Guarantor or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company, the Guarantor or any such Significant Subsidiary or any substantial part of the property of the Company, the Guarantor or any such Significant Subsidiary, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) calendar days; or

(h)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)	is for relief against the Company, the Guarantor or any of their respective Significant Subsidiaries in an involuntary case or proceeding;

(ii)	appoints a trustee, receiver, liquidator, custodian or other similar official of the Company, the Guarantor or any such Significant Subsidiary or any substantial part of the property of the Company, the Guarantor or any such Significant Subsidiary; or

(iii)	orders the liquidation of the Company, the Guarantor or any such Significant Subsidiary,

in each case in this Clause (h), the order or decree remains unstayed and in effect for thirty (30) calendar days.

The term “Bankruptcy Law” means title 11, U.S. Code or any similar Federal or State law for the relief of debtors.

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Section 7.2          Acceleration of Maturity; Rescission and Annulment.

If an Event of Default with respect to the Notes at the time outstanding occurs and is continuing (other than an Event of Default referred to in Sections 7.1(f), 7.1(g) or 7.1(h), which shall result in an automatic acceleration), then in every such case the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes may declare the principal amount of and accrued and unpaid interest, if any, on all of the outstanding Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) and accrued and unpaid interest, if any, shall become immediately due and payable. If an Event of Default specified in Sections 7.1(f), 7.1(g) or 7.1(h) shall occur, the principal amount (or specified amount) of and accrued and unpaid interest, if any, on all outstanding Notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after the principal amount of and premium, if any, and interest on the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, Holders of a majority in aggregate principal amount of the Notes then outstanding on behalf of the Holders of all of the Notes then outstanding, by written notice to the Company and to the Trustee, may waive all Defaults or Events of Default and rescind and annul such declaration and its consequences, subject in all respects to Section 6.13 of the Base Indenture, if: (a) the Company or the Guarantor has deposited with the Trustee all required payments of the principal of, and premium, if any, and interest on, the Notes, plus the reasonable compensation and reimbursement for the Trustee’s expenses, disbursements and advances pursuant to Section 7.7 of the Base Indenture; and (b) all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof), or premium, if any, and interest on, the Notes that have become due solely because of such acceleration, have been cured or waived. No such rescission and annulment shall extend to or shall affect any subsequent default or Event of Default, or shall impair any right consequent thereon. The Company shall notify in writing a Responsible Officer of the Trustee, promptly upon becoming aware thereof, of any Event of Default, as provided in Section 4.3 of the Base Indenture and the steps to be taken to cure such Event of Default.

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Article VIII.

AMENDMENTS AND WAIVERS

Sections 8.1 and 8.2 hereof shall replace Sections 9.1 and 9.2 of the Base Indenture with respect to the Notes only.

Section 8.1          Without Consent of Holders.

The Company, when authorized by resolutions of the board of directors of the Guarantor, and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental without the consent of the Holders of the Notes hereto for one or more of the following purposes:

(a)            to cure any ambiguity, defect or inconsistency in the Indenture; provided that this action shall not adversely affect the interests of the Holders of the Notes in any material respect;

(b)            to evidence a successor to the Company as obligor or to the Guarantor as guarantor under the Indenture with respect to the Notes;

(c)            to make any change that does not adversely affect the interests of the Holders of any Notes then outstanding;

(d)            to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture;

(e)            to provide for the acceptance of appointment of a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

(f)            to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(g)            to reflect the release of the Guarantor as guarantor, in accordance with the Indenture;

(h)            to secure the Notes;

(i)            to add guarantors with respect to the Notes; and

(j)            to conform the text of the Indenture, any Guarantee or the Notes to any provision of the description thereof set forth in the Prospectus.

Upon the written request of the Company, accompanied by a copy of the resolutions of the board of directors of the Guarantor certified by the corresponding Secretary or Assistant Secretary, authorizing the execution of any supplemental indenture, the Trustee is hereby authorized to join with the Company and the Guarantor in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations that may be therein contained and to accept the conveyance, transfer and assignment of any property thereunder, but the Trustee shall not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section 8.1 may be executed by the Company, the Guarantor and the Trustee without the consent of the Holders of any of the Notes at the time outstanding, notwithstanding any of the provisions of Section 8.2.

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Section 8.2         With Consent of Holders.

With the consent of the Holders of a majority in aggregate principal amount of the Notes at the time outstanding, the Company, the Guarantor and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying in any manner the rights of the Holders of the Notes; provided that no such supplemental indenture shall, without the consent of the Holder of each Note so affected:

(a)         reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

(b)         reduce the rate of or extend the time for payment of interest (including default interest) on the Notes;

(c)         reduce the principal of, or premium, if any, on, or change the Stated Maturity of, the Notes;

(d)         waive a Default or Event of Default in the payment of the principal of, or premium, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e)         make the principal of, or premium, if any, or interest on, the Notes payable in any currency other than that stated in the Notes;

(f)         make any change in Section 6.8 of the Base Indenture, 6.13 of the Base Indenture or Section 8.2(f) of this First Supplemental Indenture (this sentence);

(g)         waive a redemption payment with respect to the Notes; or

(h)         release the Guarantor as a guarantor of the Notes other than as provided in the Indenture or modify the Note Guarantee in any manner adverse to the Holders.

Upon the written request of the Company, accompanied by a copy of the resolutions of the board of directors of the Guarantor certified by the corresponding Secretary or Assistant Secretary, authorizing the execution of any such supplemental indenture, and upon the filing with the Trustee of an Officer’s Certificate certifying receipt of the requisite consent of Holders as aforesaid, upon which the Trustee shall be entitled to conclusively rely, the Trustee shall join with the Company and the Guarantor in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise, in which case the Trustee may, but shall not be obligated to, enter into such supplemental indenture. In executing or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modification thereby of the trusts created by the Indenture, the Trustee shall receive, and shall be fully protected in relying upon, an Opinion of Counsel or an Officer’s Certificate or both stating that the execution of such supplemental indenture is authorized or permitted by the Indenture, that all conditions precedent to the execution of such supplemental indenture have been complied with, and that the supplemental indenture is a legal, valid and binding obligation of the Company and the Guarantor as applicable, enforceable against it in accordance with its terms.

It shall not be necessary for the consent of the Holders under this Section 8.2 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

Article IX.

MEETINGS OF HOLDERS OF NOTES

Section 9.1         Purposes for Which Meetings May Be Called.

A meeting of Holders may be called at any time and from time to time pursuant to this Article IX to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other act provided by the Indenture to be made, given or taken by Holders.

Section 9.2         Call, Notice and Place of Meetings.

(a)         The Trustee may at any time call a meeting of Holders for any purpose specified in Section 9.1, to be held at such time and at such place in The City of New York, New York as the Trustee shall determine. Notice of every meeting of Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given, in the manner provided in Section 10.2 of the Base Indenture, not less than 21 nor more than 180 days prior to the date fixed for the meeting.

(b)         In case at any time the Company, the Guarantor or the Holders of at least 10% in principal amount of the outstanding Notes shall have requested the Trustee to call a meeting of the Holders for any purpose specified in Section 9.1, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have mailed notice of or made the first publication of the notice of such meeting within 21 days after receipt of such request or shall not thereafter proceed to cause the meeting to be held as provided herein, then the Company, the Guarantor, if applicable, or the Holders in the amount above specified, as the case may be, may determine the time and the place in the City of New York, New York, for such meeting and may call such meeting for such purposes by giving notice thereof as provided in Clause (a) of this Section 9.2.

Section 9.3         Persons Entitled to Vote at Meetings.

To be entitled to vote at any meeting of Holders, a person shall be (a) a Holder of one or more outstanding Notes, or (b) a person appointed by an instrument in writing as proxy for a Holder or Holders of one or more outstanding Notes by such Holder or Holders; provided, that none of the Company, any other obligor upon the Notes or any Affiliate of the Company shall be entitled to vote at any meeting of Holders or be counted for purposes of determining a quorum at any such meeting in respect of any Notes owned by such persons. The only persons who shall be entitled to be present or to speak at any meeting of Holders shall be the persons entitled to vote at such meeting and their counsel, any representatives of the Trustee and its counsel, any representatives of the Guarantor and its counsel and any representatives of the Company and its counsel.

Section 9.4         Quorum; Action.

The persons entitled to vote a majority in principal amount of the outstanding Notes shall constitute a quorum for a meeting of Holders; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the outstanding Notes, the persons holding or representing the specified percentage in principal amount of the outstanding Notes will constitute a quorum. In the absence of a quorum within 30 minutes after the time appointed for any such meeting, the meeting shall, if convened at the request of Holders, be dissolved. In any other case the meeting may be adjourned for a period of not less than 10 days as determined by the chairman of the meeting prior to the adjournment of such meeting. In the absence of a quorum at any such adjourned meeting, such adjourned meeting may be further adjourned for a period of not less than 10 days as determined by the chairman of the meeting prior to the adjournment of such adjourned meeting. Notice of the reconvening of any adjourned meeting shall be given as provided in Section 9.2, except that such notice need be given only once not less than five days prior to the date on which the meeting is scheduled to be reconvened. Notice of the reconvening of an adjourned meeting shall state expressly the percentage, as provided above, of the principal amount of the outstanding Notes which shall constitute a quorum.

Except as limited by the proviso to Section 8.2, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present as aforesaid may be adopted only by the affirmative vote of the Holders of a majority in principal amount of the outstanding Notes; provided, however, that, except as limited by the proviso to Section 8.2, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Notes may be adopted at a meeting or an adjourned meeting duly reconvened and at which a quorum is present as aforesaid by the affirmative vote of the Holders of such specified percentage in principal amount of the outstanding Notes. Any such resolution passed or decision taken at any meeting of Holders duly held in accordance with this Section 9.4 shall be binding on all the Holders, whether or not such Holders were present or represented at the meeting.

Section 9.5         Determination of Voting Rights; Conduct and Adjournment of Meetings.

(a)         Notwithstanding any other provisions of the Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders in regard to proof of the holding of Notes and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate.

(b)         The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Company or by Holders as provided in Section 9.2(b), in which case the Company, the Guarantor or the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the persons entitled to vote a majority in principal amount of the outstanding Notes of such series represented at the meeting.

(c)         At any meeting, each Holder or proxy shall be entitled to one vote for each $1,000 principal amount of Notes held or represented by him; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding. The chairman of the meeting shall have no right to vote, except as a Holder or proxy.

(d)         Any meeting of Holders duly called pursuant to Section 9.2 at which a quorum is present may be adjourned from time to time by persons entitled to vote a majority in principal amount of the outstanding Notes represented at the meeting; and the meeting may be held as so adjourned without further notice.

Section 9.6         Counting Votes and Recording Action of Meetings.

The vote upon any resolution submitted to any meeting of Holders shall be by written ballots on which shall be subscribed the signatures of the Holders or of their representatives by proxy and the principal amounts and serial numbers of the outstanding Notes held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in triplicate of all votes cast at the meeting. A record, at least in triplicate, of the proceedings of each meeting of Holders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was given as provided in Section 9.2 and, if applicable, Section 9.4. Each copy shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one such copy shall be delivered to the Company and the Guarantor, and another to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting. Any record so signed and verified shall be conclusive evidence of the matters therein stated.

Article X.

MISCELLANEOUS PROVISIONS

Section 10.1       Evidence of Compliance with Conditions Precedent, Certificates to Trustee.

This Section 10.1 shall replace Sections 10.4 and 10.5 of the Base Indenture with respect to the Notes only.

Upon any application or demand by the Company to the Trustee to take any action under any of the provisions of the Indenture, the Company shall furnish to the Trustee an Officer’s Certificate in a form reasonably acceptable to the Trustee stating that all covenants and conditions precedent, if any, provided for in the Indenture relating to the proposed action have been complied with, and an Opinion of Counsel in a form reasonably acceptable to the Trustee stating that, in the opinion of such counsel, all such covenants and conditions precedent have been complied with. The Officer’s Certificate or Opinion of Counsel provided for in the Indenture and delivered to the Trustee with respect to compliance with a condition or covenant provided for in the Indenture shall include: (1) a statement that the person making such Officer’s Certificate or Opinion of Counsel has read such covenant or condition; (2) a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in such Officer’s Certificate or Opinion of Counsel is based; (3) a statement that, in the opinion of such person, such person has made such examination or investigation as is necessary to enable such person to express an informed opinion as to whether or not such covenant or condition has been complied with; and (4) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 10.2       No Recourse Against Others.

This Section 10.2 shall replace Section 10.8 of the Base Indenture with respect to the Notes only.

Except as otherwise expressly provided in Article V of this First Supplemental Indenture, no recourse for the payment of the principal of (including the Redemption Price upon redemption pursuant to Article IV) or premium, if any, or interest on any Note or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in this First Supplemental Indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, partner, member, manager, employee, agent, officer, director or subsidiary, as such, past, present or future, of the Guarantor, the Company or any of the Company’s Subsidiaries or of any successor thereto, either directly or through the Guarantor, the Company or any of the Company’s Subsidiaries or any successor thereto, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this First Supplemental Indenture and the issue of the Notes.

Section 10.3       Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this First Supplemental Indenture by the TIA, such required or deemed provision shall control.

Section 10.4       Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE BASE INDENTURE, FIRST SUPPLEMENTAL INDENTURE OR THE NOTES, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 10.5       Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. The words “execution,” “signed,” “signature,” and words of like import in this First Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Without limitation to the foregoing, and anything in this First Supplemental Indenture to the contrary notwithstanding, (a) any Officer’s Certificate, Company Order, Opinion of Counsel, Note, Note Guarantee, opinion of counsel, instrument, agreement or other document delivered pursuant to this First Supplemental Indenture may be executed, attested and transmitted by any of the foregoing electronic means and formats, (b) all references in Section 2.3 of the Base Indenture, Section 5.2 of this First Supplemental Indenture or elsewhere in the Indenture to the execution, attestation or authentication of any Note, any Guarantee endorsed on any Note, or any certificate of authentication appearing on or attached to any Note by means of a manual or facsimile signature shall be deemed to include signatures that are made or transmitted by any of the foregoing electronic means or formats, and (c) any requirement in this Indenture that any signature be made under a corporate seal (or facsimile thereof) shall not be applicable to the Notes or any Note Guarantees. The Company agrees to assume all risks arising out of the use of using digital signatures, including without limitation the risk of the Trustee acting on unauthorized instructions.

Section 10.6       Successors.

All agreements of the Company and the Guarantor in this First Supplemental Indenture and the Notes shall bind their respective successors.

All agreements of the Trustee in this First Supplemental Indenture shall bind its successor.

Section 10.7       Severability.

In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.8       Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 10.9       Ratifications.

The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture with respect to the Notes supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture.

Section 10.10     Effectiveness.

The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

Section 10.11     The Trustee.

The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution thereof by the Company. The recitals contained herein shall be taken as the statements solely of the Company, and the Trustee assumes no responsibility for the correctness thereof. If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Notes), excluding any creditor relationship listed in TIA Section 311(b), the Trustee shall be subject to the provisions of the TIA regarding the collection of the claims against the Company (or any such other obligor). If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

SAFEHOLD OPERATING PARTNERSHIP LP, as the Company

By: Safehold OP GenPar LLC, its general partner

By:	/s/ Brett Asnas
Name: Brett Asnas
Title: Authorized Signatory

SAFEHOLD INC., as Guarantor

By:	/s/ Brett Asnas
Name: Brett Asnas
Title: Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION, as the Trustee

By:	/s/ Gagendra Hiralal
Name: Gagendra Hiralal
Title: Vice President

EXHIBIT A

SAFEHOLD OPERATING PARTNERSHIP LP

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE FIRST SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.2 OF THE FIRST SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.2(a) OF THE FIRST SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF SAFEHOLD OPERATING PARTNERSHIP LP UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SAFEHOLD OPERATING PARTNERSHIP LP

2.800% SENIOR NOTES DUE 2031

Certificate No. [ ]

CUSIP No.: [ ]

ISIN: [ ]

$[ ]

Safehold Operating Partnership LP, a Delaware limited partnership (herein called the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of [ ] MILLION DOLLARS ($[ ])[, or such lesser amount as is set forth in the Schedule of Exchanges of Interests in the Global Note on the other side of this Note,] on June 15, 2031 at the office or agency of the Company maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2021, to the Holder in whose name the Note is registered in the security register on the preceding June 1 or December 1, whether or not a Business Day, as the case may be, in accordance with the terms of the Indenture. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Company shall pay interest on any Notes in certificated form by check mailed to the address of the person entitled thereto; provided, however, that a Holder of any Notes in certificated form in the aggregate principal amount of more than $2,000,000 may specify by written notice to the Company that it pay interest by wire transfer of immediately available funds to the account specified by the Holder in such notice, or on any Global Notes by wire transfer of immediately available funds to the account of the Depositary or its nominee. This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

SAFEHOLD OPERATING PARTNERSHIP LP

By: Safehold OP GenPar LLC,
Its general partner

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes described in the within-named Indenture.

Dated: [ ], 20[ ]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

SAFEHOLD OPERATING PARTNERSHIP LP

2.800% SENIOR NOTES DUE 2031

This Note is one of a duly authorized issue of Securities of the Company, designated as its 2.800% Senior Notes due 2031 (herein called the “Notes”), issued under and pursuant to an Indenture dated as of May 7, 2021 (herein called the “Base Indenture”), among the Company, the Guarantor and U.S. Bank National Association, as trustee (herein called the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of May 7, 2021 (herein called the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, the Guarantor and the Holders of the Notes. Capitalized terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

If an Event of Default (other than an Event of Default specified in Sections 7.1(f), 7.1(g) and 7.1(h) of the First Supplemental Indenture with respect to the Company) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all Notes may be declared to be due and payable by either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in Sections 7.1(f), 7.1(g) and 7.1(h) of the First Supplemental Indenture occurs, the principal of and premium, if any, and interest accrued and unpaid on all the Notes shall be immediately and automatically due and payable without necessity of further action.

The Indenture contains provisions permitting the Company, the Guarantor and the Trustee, with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 8.2 of the First Supplemental Indenture. Subject to the provisions of the Indenture, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default, subject to exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Company and the Holder of the Notes, the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the place, at the respective times, at the rate and in the coin or currency prescribed herein and in the Indenture.

Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

The Notes are issuable in fully registered form, without coupons, in minimum denominations of $2,000 principal amount and any multiple of $1,000. At the office or agency of the Company referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration or exchange of Notes, Notes may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Company shall have the right to redeem the Notes under certain circumstances as set forth in Section 4.1, Section 4.2 and Section 4.3 of the First Supplemental Indenture.

The Notes are not subject to redemption through the operation of any sinking fund.

The obligations of the Guarantor to the Holders of the Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article V of the First Supplemental Indenture and reference is hereby made to such Indenture for the precise terms of the Note Guarantee.

Except as expressly provided in Article V of the First Supplemental Indenture, no recourse for the payment of the principal of (including the Redemption Price (as defined in Section 4.1 of the First Supplemental Indenture) upon redemption pursuant to Article IV of the First Supplemental Indenture) or any premium, if any, or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, partner, member, manager, employee, agent, officer, director or subsidiary, as such, past, present or future, of the Guarantor, the Company or any of the Company’s Subsidiaries or of any successor thereto, either directly or through the Guarantor, the Company or any of the Company’s subsidiaries or of any successor thereto, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as consideration for, the execution of the Indenture and the issue of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in principal amount at maturity of this Global Note	Amount of increase in principal amount at maturity of this Global Note	Principal amount at maturity of this Global Note following such decrease(or increase)	Signature of authorized officer of Trustee or Custodian

* This Schedule should be included only if the Note is issued in global form.